alterna bank

CANADIAN EMERGENCY BUSINESS ACCOUNT
COMMERCIAL LOAN AGREEMENT

A. Loan Summary

Loan Amount	Amount applied for, not to exceed $40,000
Initial Term	Date Loan Advanced to Dec/31/2022
Interest Rate – Initial Term	0% per annum
Extended Term	Jan/31/2023 to Dec/31/2025
Interest Rate – Extended Term	5% per annum
Frequency of Interest Payments	Monthly

B. Definitions

The capitalized terms, “Loan Amount”, “Interest Rate” whether for the Initial Term or the Extended Term, “Initial Term”, "Extended Term” and “Frequency of Interest Payments” are as indicated in the Loan Summary above. Other capitalized terms (not otherwise defined in this Agreement) mean:

"Alterna" means Alterna Savings and Credit Union Limited and its successors and assigns.

"Business Account" means your business account with Alterna.

"Commercial Loan" or “Loan” means all amounts outstanding under the loan described above and includes, without limitation, all principal, interest, costs and any expenses incurred in connection with the Loan.

"Extended Term" means the agree upon extended term period commencing on January 1, 2023 and ending no later than December 31, 2025.

"Initial Term" means the period commencing on the date of the advance of the Loan and ending on December 31, 2022

"Term" means either the Initial Term or the Extended Term, as applicable.

"You" and **"Your"** and **"Yours"** means the recipient of the Loan under this Agreement.

C. Term Loan

The Loan will not revolve. Only one advance is permitted, and it must be for an amount equal to the Loan Amount.

1. **Initial Term:** During the Initial Term, you will not be required to repay any portion of the Loan and no interest shall accrue.

2. **Extended Term:** During the Extended Term, you will be required to pay interest on the Loan, on monthly basis as contemplated in the Loan Summary above, commencing on the first interest payment date of the Extended Term (or such other date as may be agreed by Alterna, in either case being the “**First Interest Payment Date**”). On the last date of Extended Term, you will repay the balance, if any, of the Loan in full.

3. **Funding:** The proceeds of the Loan will be deposited into your Business Account. Your Business Account will continue to operate in the normal course and if there is a negative balance in your Business Account, as a result of an overdraft facility or otherwise, the proceeds of the Loan will automatically repay the amount outstanding up to the Loan Amount.

4. **Prepayment of Loan:** At any time during the Term, you may prepay all or any portion of the Loan Amount without penalty.

5. **Loan Forgiveness for Early Repayment:** If you have repaid at least 75% of the Loan Amount on or prior to the end of the Initial Term, Alterna will forgive the remaining balance of the Loan Amount as of the end of the Initial provided that an Event of Default has not occurred.

6. **Default:** Alterna may require you to repay the Loan, upon the occurrence of any one of the following events of default ("**Event of Default**"): (i) you default in paying any amount due hereunder, (ii) you default in paying any other loan to Alterna, (iii) you fail to comply with any of the provisions of this Agreement, (iv) you make any false or misleading representation to Alterna, including without limitation, in your application for the Loan or the information you have certified to Alterna as set out in Schedule A attached hereto, (v) you commit an act of bankruptcy or become insolvent, or (vi) a receiver is appointed for your business or any part of your property.

D. <u>Interest, Costs & Expenses</u>

1. **Interest Rate.** During the Initial Term, no interest is payable. During the Extended Term, you will pay interest on the Loan at the applicable interest rate set out above, on a weekly/bi-weekly or monthly basis as set out in the Loan Summary above, with the first payment to be made on the First Interest Payment Date.

2. **Compounded and Payable Monthly.** Interest on the Loan during the Extended Term is calculated daily (including February 29 in a leap year), compounded and payable monthly not in advance at the applicable interest rate set out above.

3. **How Interest is Calculated and Payable.** Alterna calculates interest on the basis of a 365-day year. Interest is charged on February 29 in a leap year. Interest will continue to be payable by you both before and after maturity, a default on this Agreement, and/or a judgment is rendered against you.

4. **Cost & Expenses.** You will pay Alterna all Alterna's reasonable costs and expenses (including the fees and charges of counsel, on a solicitor client basis), relating to enforcing the Loan and such costs and expenses shall constitute a debt payable by you to Alterna.

E. <u>Your Commitments</u>

1. **Positive Covenants.** In addition to all of your other obligations in this Agreement you will: (i) pay all amounts outstanding to Alterna when due or demanded, (ii) maintain your existence as a corporation, partnership or sole proprietorship, as the case may be, (iii) pay all taxes, and (iv) continue to carry on the business now being carried on by you.

2. **Negative Covenants.** You will not: (i) merge or amalgamate with any other entity or permit any change of ownership or change your capital structure, or (ii) sell, lease, assign, or otherwise dispose of all or substantially all of your assets.

3. **Agreement to Provide Information.** You will provide, or cause to be provided, whatever information Alterna may request from time to time. You will keep Alterna advised of your current address.

4. **Information Attestation.** You represent and warrant that all information you have provided to Alterna is accurate and complete. You will provide, or cause to be provided, updated information and/or additional supporting information as Alterna may require from time to time with respect to any and all applicable matters, including, where applicable, (1) the names of your directors and the names and addresses of your

beneficial owners, (2) the names and addresses of trustees and known beneficiaries and/or settlors, and (3) your ownership, control and structure. Alterna reserves the right to request updated customer information and/or additional supporting information at any time.

5. **Sharing of Information**. You agree that Alterna may share information about you, including, without limitation, financial information about you together with information about the Loan, with Export Development Canada and the Government of Canada or its agents for administration and governance of the Loan and for determination of qualification for Loan forgiveness.

6. **Third Party Determination.** You acknowledge and agree that no other person or entity will exercise any control over the Loan.

7. **Authority to Bind.** You confirm that: (i) you have reviewed this Agreement and agree to be bound by its terms, (ii) you have the ability and authority to be bound by the terms of this Agreement, and (iii) your acceptance of these terms is binding between you and Alterna.

F. Miscellaneous

1. **Acknowledgement.** You acknowledge that: (i) the Loan is made in accordance with the Canada Emergency Business Account Program (the "**Program**") and is being instituted and administered by Alterna at the request of and on behalf of Export Development Canada, on behalf of Her Majesty in Right of Canada, and (ii) you have certified to Alterna the information set out in Schedule A attached hereto, as required by the Government of Canada.

2. **Records.** You agree that Alterna's books and records are evidence of all amounts owed by you.

3. **Successors and Assigns.** This Agreement shall be binding on and ensure to the benefit of Alterna and its successors and assigns. It shall also be binding on you, your heirs, your successors and personal representatives - including executors and administrators.

4. **Assignment.** You must obtain our written consent to assign this Agreement to another person. Alterna may assign this Agreement without notice to you and without your consent.

5. **Joint and Several Liability.** You are jointly and severally (which means individually and collectively) liable to Alterna for the Loan with each other person who is liable for the Loan.

6. **Other Agreements.** This Agreement applies only to the Loan. This Agreement is in addition to, and not in substitution for, your Operation of Account Agreement, as the case may be.

7. **Applicable Law.** This Agreement shall be governed by the law of the Province of Ontario. If any provision in this Agreement is contrary to applicable law, the Agreement shall continue in force with such amendments as may be required by law.

8. **Payments.** Alterna may apply your payments to any part of the Loan as it sees fit. If any payment due date falls on a date which is a Saturday, Sunday or bank holiday, any payment scheduled for that date will not be applied until the business day first following that date. Alterna may debit any account you maintain with Alterna for any amount owed by you under this Agreement. If you are a partnership or, in Quebec, a general partnership, Alterna may debit any account that any of the partners maintains with Alterna for any amount owed by you under this Agreement. The exercise by Alterna of its right to set-off, granted hereunder or available at law, shall constitute an acknowledgement of your indebtedness and liability hereunder.

9. **Non-Waiver.** Any failure by Alterna to object to or take action with respect to a breach of this Agreement or upon the occurrence of an Event of Default shall not constitute a waiver of Alterna's right to take action at a later date based on that breach of Event of Default. No course of conduct by Alterna will give rise to any reasonable expectation which is in any way inconsistent with the terms and conditions of this Agreement or Alterna's rights thereunder, which can only be amended with the express written consent of Alterna.

10. **Use of Online Banking Services**. For our mutual protection, we may record all telephone calls that relate to the use of or include instructions for using Online Banking.

11. **Language**. It is the express wish of the parties that this Agreement and any directly or indirectly related documents be drawn up in English. Les parties ont exprimé la volonté expresse que cette convention et tous les documents s'y rattachant directement ou indirectement soient rédigés en anglais.

12. **Credit Agencies.** In this section, "you" means the business applicant or customer that is not an individual. In addition to any rights that Alterna may have regarding the collection and disclosure of your information, you authorize Alterna to obtain information about you from, and disclose information about you to, our world-wide affiliates, other lenders, credit reporting or credit rating agencies, credit bureaus and any supplier, agent or other party that performs services for you or on Alterna's behalf.

13. **Notice**. Alterna may communicate with you by ordinary, uninsured mail or other means, including hand delivery or facsimile transmission. Mailed information is deemed to be received by you five days after mailing. Delivered information is deemed to be received when delivered or left at your address. Messages sent by facsimile are deemed to be received when Alterna receives a fax confirmation.

alterna bank

ATTESTATION OF THE BORROWER

TO: ______________________________(the "**Lender**")

The undersigned hereby certifies to the Lender for and on behalf of the Borrower that:

1. I have the ability and authority to bind the Borrower.

2. The Borrower is a Canadian operating business in operation as of March 1, 2020.

3. The Borrower has a federal tax registration.

4. The Borrower's Canada Revenue Agency Business Number (BN) (15 digits), as reported at the top of the Borrower's 2019 T4 Summary of Remuneration Paid (T4SUM), is: XXXXXXXXXXXXXXX.

5. The Borrower's total employment income paid in the 2019 calendar year was between Cdn.$20,000 and Cdn.$1,500,000.

6. The employment income reported in Box 14 of the Borrower's 2019 T4SUM is: $XXXX.XX.

7. The Borrower can demonstrate the above information by presenting its 2019 T4SUM when requested upon audit by the Government of Canada or any of its agents.

8. Per the requirements of the *Canada Emergency Business Account Program* (the "**Program**"), as set out by the Government of Canada, the undersigned acknowledges that the funds from this loan shall only be used by the Borrower to pay non-deferrable operating expenses of the Borrower including, without limitation, payroll, rent, utilities, insurance, property tax and regularly scheduled debt service, and may not be used to fund any payments or expenses such as prepayment/refinancing of existing indebtedness, payments of dividends, distributions and increases in management compensation.

9. The Borrower has an active business chequing/operating account with the Lender, which is its primary financial institution. This account was opened on or prior to March 1, 2020

and was not in arrears on existing borrowing facilities, if applicable, with the Lender by 90 days or more as at March 1, 2020.

10. The Borrower has not previously used the Program and will not apply for support under the Program at any other financial institution.

11. The Borrower agrees to participate in post-funding surveys conducted by the Government of Canada or any of its agents.

12. The Borrower understands that applying for support under the Program at more than one financial institution may result in ineligibility under the Program, default under the facility in respect of which this attestation is being provided, prosecution or other enforcement measures available at law or otherwise.

13. The Borrower acknowledges its intention to continue to operate its business or to resume operations.

14. Per the requirements of the Program, as set out by the Government of Canada, the Borrower confirms that:

    a) it is not a government organization or body, or an entity owned by a government organization or body;

    b) it is not a union, charitable, religious or fraternal organization or entity owned by such an organization or if it is, it is a registered T2 or T3010 corporation that generates a portion of its revenue from the sales of goods or services;

    c) it is not an entity owned by individual(s) holding political office; and

    d) it does not promote violence, incite hatred or discriminate on the basis of sex, gender, sexual orientation, race, ethnicity, religion, culture, region, education, age or mental or physical disability.

15. The undersigned acknowledges that the Lender will rely upon the accuracy of this attestation in making loans and advances to the Borrower pursuant to the Program and acknowledges and agrees that an audit may be conducted by the Government of Canada or any of its agents to ascertain the veracity of this attestation and the eligibility of the undersigned under the Program.

16. For the purposes of verifying my eligibility for this Program, I hereby authorize Export Development Canada, as my representative with the Canada Revenue Agency, to access any required payroll information.